Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-215777 on Form S-8 of (1) our report dated February 25, 2016, relating to the financial statements and financial statement schedule of ITC Holdings Corp. and subsidiaries (the “Company”) incorporated by reference in Form 6-K of Fortis Inc. filed on November 23, 2016 and (2) our reports dated February 25, 2016, relating to the financial statements and financial statement schedule of the Company, and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2015 and incorporated by reference in the Prospectus included in Registration Statement No. 333-210261.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan

May 4, 2017